MCINNES COOPER

BARRISTERS SOLICITORS & TRADE MARK AGENTS

Our File: KE-3 May 10, 2006	Summit Place 1601 Lower Water Street Post Office Box 730 Halifax, Nova Scotia Canada B3J 2V1 T. 902 425 6500 F. 902 425 6350 www.mcinnescooper.com

NovaGold Resources Inc.
Granville Square, Suite 2300
200 Granville Street, PO Box 24
Vancouver BC V6C 1S4

Dear Sirs/Mesdames:

NovaGold Resources Inc. Common Shares Reserved for Issuance Pursuant to Options Governed by the Company’s Stock Option Plan

We have acted as local counsel to NovaGold Resources Inc. (the “Company”), a corporation incorporated in the Province of Nova Scotia, Canada, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 1,708,671 common shares of the Company, without par value (the “Option Shares”), which are reserved for issuance pursuant to options granted or to be granted under or otherwise governed by the Company’s 2004 Stock Option Plan (the “Plan”). This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Company, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed. As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Company or of other companies or public official as the case may be.

For the purposes of our opinion, we have also assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from the System for Electronic Document Analysis and Retrieval of the securities regulatory authorities in Canada), the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic

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and complete original documents and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

We are solicitors qualified to practice law in the Province of Nova Scotia, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that any Option Shares that may be issued pursuant to the Plan have been duly authorized by the Company, and that the Option Shares when issued in accordance with the terms of the options granted under or otherwise governed by the Plan and upon receipt by the Company of full payment therefor, will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours very truly,

“MCINNES COOPER”